UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) VeriSign, Inc. (the “Company”) and Kevin A. Werner entered into a Separation & General Release of Claims Agreement (the “Agreement”) effective as of May 3, 2011, subject to Mr. Werner’s right of revocation within seven days following execution of the Agreement, in connection with the Company’s termination without cause of Mr. Werner as Senior Vice President, Corporate Development and Strategy, effective April 29, 2011.

Pursuant to the terms of the Agreement, in return for Mr. Werner’s general release of claims against the Company, including to any compensation, equity awards or any other monetary recovery (other than as provided in the Agreement) and compliance with certain non-disparagement, confidentiality and cooperation obligations, Mr. Werner will receive cash separation payments in the aggregate amount of $470,406.28, which is equal to $375,000 for severance, $20,292.72 for medical insurance replacement, $1,757.40 for life insurance replacement, and $73,356.16 for the 2011 pro-rated target bonus amount. Mr. Werner will also receive acceleration of 25% of his unvested stock options that have a per share exercise price less than the closing price of the Company’s common stock on February 28, 2011 and unvested restricted stock units.

A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report for the quarter ended June 30, 2011, and the above description is a summary and is subject to the terms as set forth in their entirety in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: May 6, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

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